Exhibit 10.29

NEW EXECUTIVE RETIREMENT PLAN

OF CIT GROUP INC.

(As Amended and Restated as of January 1, 2008)

NEW EXECUTIVE RETIREMENT PLAN
OF CIT GROUP INC.

Table of Contents

Page
Article 1. DEFINITIONS	- 3 -
Article 2. PARTICIPATION	- 7 -
Article 3. ACCRUED BENEFITS	- 8 -
Article 4. EFFECT OF SEPARATION FROM SERVICE	- 12 -
Article 5. GENERAL PROVISIONS	- 15 -

NEW EXECUTIVE RETIREMENT PLAN
OF CIT GROUP INC.

ESTABLISHMENT

            Effective as of the Original Effective Date, the Company established the Plan as an unfunded, nonqualified deferred compensation plan for a select group of key management or highly compensated employees.

            The Plan was amended and restated, effective as of January 1, 2005, to comply with the provisions of Section 409A of the Code, to make certain administrative and technical changes to the terms of the Plan and to incorporate the benefits payable under the ERP and the PLIP to ERP Participants (as such terms are defined below).

            The Plan is hereby further amended and restated as of the Effective Date to include additional amendments designed to comply with Section 409A of the Code. Unless otherwise expressly provided herein, the rights of any person who had a Separation from Service, died or retired on or before January 1, 2008, shall be determined solely under the terms of the Plan in effect on the date of such person’s Separation from Service, death or retirement.

            All benefits under the Plan shall be paid out of the general assets of the Company.

            The Company may establish and fund a grantor trust to provide benefits under the Plan.

NEW EXECUTIVE RETIREMENT PLAN
OF CIT GROUP INC.

ARTICLE 1.

DEFINITIONS

     1.1. “Actuarial Equivalent” has the meaning set forth in the Retirement Plan.

     1.2. “Affiliate” means any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

     1.3. “Base Compensation” means (i) only the basic cash remuneration paid to an employee for services rendered to the Company determined prior to any reduction in compensation for elective contributions within the meaning of Section 401(k) of the Code or salary reductions, (within the meaning of Section 125 of the Code) and any amounts deferred pursuant to any other deferred compensation arrangement sponsored by the Company, and (ii) with respect to a period of disability for sickness or accident (other than long-term disability), the salary or wages used by the Company as a basis for determining benefits payable for such period but excluding:

            (a) commissions, overtime pay and any bonuses or special pay and incentive compensation;

            (b) any payment made in connection with the relocation of such Participants;

            (c) any severance award, recruitment award, tuition refund, suggestion award, director’s fees, deferred compensation and expense allowance paid to such Participant or any other reimbursement of expenses; and

            (d) any other payment as determined by the Company in accordance with any uniform rules which it may adopt, which shall at the time be in force, and which shall be applied in a nondiscriminatory manner.

     1.4. “Beneficial Owner” or “Beneficially Owned” has the meaning set forth in Rule 13d-3 under the Exchange Act.

     1.5. “Beneficiary” means any Person, Persons, or entity designated by a Participant to receive any benefits payable in the event of the Participant’s death while employed by the Company. If no valid Beneficiary designation is in effect at the Participant’s death, or if no Person, Persons or entity so designated survives the Participant, or if each surviving validly designated Beneficiary is legally impaired or prohibited from taking, the Participant’s Beneficiary shall be the Participant’s Surviving Spouse, if any, or if the Participant has no Surviving Spouse, then his estate. If the Committee is in doubt as to the right of any Person to receive such amount, it may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of competent jurisdiction and such payment shall be a complete discharge of the liability of the Plan.

     1.6. “Benefit Service” means a Participant’s Period of Benefit Service as defined under the Retirement Plan.

     1.7. “Board” means the Board of Directors of the Company or any committee thereof which may be delegated responsibility with respect to the Plan.

     1.8. “Cause” means, whether or not the Participant has an employment agreement with the Company, the Participant’s (i) substantial failure to perform his duties or responsibilities, as determined by the CEO (or, in the case of the CEO, by the Board), (ii) gross negligence, recklessness or malfeasance in the performance of his duties, (iii) commission of any criminal act, act of fraud or other misconduct resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company, or (iv) engagement in any conduct relating to the business of the Company that could reasonably be expected to have a materially detrimental effect on the business or financial condition of the Company. For purposes hereof, the Participant will be deemed to have committed an act if, based upon the Company’s investigation of the facts, it reasonably concludes that the Participant committed such an act.

     1.9. “CEO” means the Chief Executive Officer of the Company.

     1.10. “Change of Control” means:

            (i) Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; or

            (ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

            (iii) There is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; or

            (iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

     1.11. “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

     1.12. “Committee” means effective July 1, 2006, the Compensation Committee of the Board; provided, however, that with respect to the determination of the eligibility of individuals other than Executive Officers to participate in the Plan pursuant to Section 2.1, Committee means the Office of the Chairman. Prior to July 1, 2006, “Committee” meant the Employee Benefits Committee.

     1.13. “Company” means CIT Group Inc. (formerly, The CIT Group Holdings, Inc.) and any successor thereto.

     1.14. “Disabled” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position or employment or any substantially similar position of employment.

     1.15. “Early Retirement Date” means the first day of a month following a Participant’s Separation from Service on or after he has attained age 55 and completed at least 10 years of Benefit Service.

     1.16. “Effective Date” means January 1, 2008.

     1.17. “Equivalent Actuarial Value” has the meaning set forth in the Retirement Plan.

     1.18. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

     1.19. “ERP” means the Executive Retirement Plan of CIT Group Inc., as in effect immediately prior to January 1, 2005.

     1.20. “ERP Participant” means a Participant listed as participating in the ERP in Appendix A hereof.

     1.21. “Executive Officer” means any individual designated by the Board as an executive officer of the Company within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended.

     1.22. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

     1.23. “Final Base Compensation” means highest Base Compensation received for any 12-consecutive-month-period during any of the five-consecutive-12-month periods ending on a Participant’s retirement date.

     1.24. “Good Reason” means, whether or not the Participant has an employment agreement with the Company, the assignment of duties and responsibilities not commensurate with the Participant’s status as a senior executive of the Company, the failure of the Company to provide compensation and benefits to the Participant at the levels required under the terms of the Participant’s employment contract with the Company, or the failure of the Company to adhere in any substantial manner to any of its other obligations to the Participant under the terms of his employment with the Company.

     1.25. “Normal Retirement Date” means the first day of the month coincident with or next following a Participant’s Separation from Service occurring after the later of date of the (i) Participant’s attainment of age 65 and (ii) Participant’s completion of 10 years of Benefit Service.

     1.26. “Original Effective Date” means January 1, 1995.

     1.27. “Participant” means a key executive or highly compensated employee of the Company designated by the Committee to participate in the Plan.

     1.28. “Person” means any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.

     1.29. “Plan” means the New Executive Retirement Plan of CIT Group Inc.

     1.30. “PLIP” means the Permanent Life Insurance Plan of CIT Group Inc. (formerly, the Permanent Life Insurance Plan of CIT Group Holdings, Inc.).

     1.31. “Retirement Plan” means the CIT Group Inc. Retirement Plan or any successor thereto.

     1.32. “Separation from Service” means a Participant’s “separation from service” from the Company and each of its Affiliates as determined under the default provisions included in the applicable Treasury Regulations issued under Section 409A of the Code.

     1.33. “Specified Employee” means an employee of the Company or its Affiliates who will be “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code determined in accordance with the uniform methodology and procedures adopted by the Committee.

     1.34. “Spouse” means, as of the date of determination, the individual of the opposite sex to whom the Participant is married within the meaning of the laws of the jurisdiction of the Participant’s domicile (including common law marriage under applicable state law); provided, however, that the marriage is recognized as valid under the laws of the United States. Unless otherwise specified herein, a man and a woman are married if their relationship is recognized as a marriage under the laws of the state or county in which the Participant is domiciled and of the United States.

     1.35. “Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

ARTICLE 2.

PARTICIPATION

     2.1. Participation

            The Committee shall select those employees who shall be Participants in the Plan. Such employees shall become Participants under the Plan effective on the date designated by the Committee. Participation in the Plan shall be contingent upon the selected employee’s execution of any statement or release requested by the Committee including, but not limited to, a waiver of any insured death benefits in the event of death after Separation from Service and the completion of any requirement requested by the Committee in order to obtain life insurance on the life of such employee. The determination of the Committee with respect to participation under the Plan shall be final.

     2.2. Termination of Participation

            Subject to Section 5.10, a Participant shall no longer be eligible to participate in the Plan upon the earlier of the (i) revocation of his status as a Participant under the Plan by the Committee, or (ii) Separation from Service with the Company as provided under Article 4.

     2.3. Benefits for Participants Who Terminate Employment Prior to the Effective Date.

            Benefits under the Plan payable to a Participant who had a Separation from Service prior to the Effective Date shall be governed by the terms of the Plan in effect at the time of the Participant’s such Separation from Service, except that, in the case of a Participant whose date of Separation from Service was after October 3, 2004 and prior to January 1, 2005, such benefits shall be determined in accordance with the terms of the Plan in effect on October 3, 2004.

ARTICLE 3.

ACCRUED BENEFITS

3.1. Determination of Accrued Benefit

            (a) Subject to Section 3.3(b), as of any date, a Participant’s accrued benefit shall be an immediate annual benefit in the form of a straight life annuity equal to (1) minus (2) where (1) and (2) equal:

(1)	the product of his Final Base Compensation multiplied by the sum of (i) 50% for the first 10 years of Benefit Service and (ii) 2% for each of the following 20 years of Benefit Service; and

(2)	the amounts described in Section 3.1(b).

            (b) The amount calculated under Section 3.1(a) shall be reduced by the following offset amounts:

(1)	the immediate annual single-life annuity that is the Actuarial Equivalent of the Participant’s cash account balance under the Retirement Plan,

(2)	the immediate annual single-life annuity that is the Actuarial Equivalent of the Participant’s lump-sum benefit under the CIT Group Inc. Supplemental Retirement Plan,

(3)	the immediate annual single-life annuity that is the Actuarial Equivalent of the Participant’s account balance under the Flexible Retirement Contribution Account (FRA) of the CIT Group Inc. Savings Incentive Plan,

(4)	the immediate annual single-life annuity that is the Actuarial Equivalent of a Participant’s account balance under the nonqualified FRA in the CIT Group Inc. Supplemental Savings Plan, and

(5)	the immediate annual single-life annuity, if any, payable under the PLIP as of a Participant’s Normal Retirement Date and, if a Participant’s benefit under the Plan commences prior to Normal Retirement Date, reduced for early commencement in accordance with Section 3.3(b).

            (c) All calculations required by this Section 3.1 shall be made as of the date of the Participant’s Separation from Service, and all offsets contemplated by Section 3.1(b) shall be assumed to commence as of the first day of the month following the month in which the Participant’s Separation from Service occurs. If the accrued benefit of a Participant under the Retirement Plan is determined under the traditional formula of the Retirement Plan and not under the cash account balance formula, then the offset contemplated by clause 1 of Section 3.1(b) shall be based upon the immediate single life annuity payable under the Retirement Plan as of the Participant’s Normal Retirement Date, reduced for early commencement as provided in Section 3.3(b).

            (d) In the event a Participant is credited with additional years of Benefit Service pursuant to the CIT Executive Severance Plan or any employment agreement with the Company, his accrued benefit attributable to such additional years of Benefit Service shall be based on his Final Base Compensation determined at the time of his Separation from Service.

            (e) Notwithstanding the above, no benefit will be payable under the Plan unless the Participant has a vested right to such benefit in accordance with the provisions of Article 4 at the time of the Participant’s Separation from Service.

     3.2. Normal Retirement

            (a) A Participant may retire on his Normal Retirement Date.

            (b) Subject to Article 4, a Participant who retires on his Normal Retirement Date shall receive a benefit equal to his accrued benefit as determined under Section 3.1 commencing on his Normal Retirement Date and ending with the payment due for the month in which the Participant dies.

     3.3. Early Retirement

            (a) A Participant may retire on his Early Retirement Date.

            (b) Subject to Article 4, a Participant who retires on his Early Retirement Date shall receive, commencing on his Early Retirement Date and ending with the payment due for the month in which the Participant dies, a benefit equal to (i) the benefit determined under Section 3.1(a) as of the Early Retirement Date, reduced by one-half of 1% for each month, if any, by which commencement of the retirement benefit precedes the first day of the month following the month in which the Participant’s 60th birthday occurs less (ii) the offsets, as of the Early Retirement Date, contemplated by Section 3.1(b).

     3.4. Default Form of Benefit

            In the absence of a valid election under Section 3.5, the Participant’s applicable retirement benefit under this Article 3 shall be paid as follows: (i) if a Participant is married to a Spouse as of the date of the Participant’s Separation from Service, a 50% qualified joint and survivor annuity payable in monthly installments over the life of the Participant, commencing as of the first day of the month following the month in which the date of the Participant’s Separation from Service occurs and ending with the payment due for the month in which the Participant dies, and if, at the time of death of the Participant, the Participant is survived by such Spouse, the survivor annuity payable to such Spouse for each succeeding month ending with the payment due for the month in which such Spouse dies; and (ii) for a Participant who is not married to a Spouse as of the date of the Participant’s Separation from Service, a single life annuity payable in monthly installments over the life of the Participant, commencing as of the first day of the month following the month in which the date of the Participant’s Separation from Service occurs and ending with the payment due for the month in which the Participant dies.

     3.5. Optional Forms of Benefit Payment

            (a) Subject to Article 4, a Participant may elect to receive his retirement benefit only in the form of a single life annuity or a 40% or 50% joint and survivor annuity, provided that the Committee receives an irrevocable election of such optional form from the Participant at least 90 days (or within such shorter period permitted by the Committee) prior to his Separation from Service. A Participant who fails to elect an optional form of benefit payment in a timely manner shall automatically receive his retirement benefit in accordance with Section 3.4 above.

            (b) If a Participant elects to receive his retirement benefit in the form of a joint and survivor annuity and his joint annuitant dies before the Participant’s benefit payments have commenced, then the Participant’s election under Section 3.5(a) shall be null and void and a Participant may elect to receive his retirement benefit in any of the forms available under Section 3.5(a).

            (c) The optional forms of benefits payable hereunder shall be determined in accordance with Equivalent Actuarial Value or such other reasonable actuarial assumptions and methods set from time to time by the Company in consultation with its third-party actuary. The Company and its actuary shall set the foregoing assumptions so that Participants may choose at the time of their Separation from Service from among the available payment forms in a manner that is intended to result in Section 409A Compliance.

     3.6. Restoration to Service

            If a Participant has a Separation from Service and begins to receive payment of his retirement benefit and again becomes an employee of the Company, the payments under the Plan shall be discontinued and, upon a subsequent Separation from Service with the Company, the Participant’s benefits under the Plan shall be recomputed in accordance with the provisions of this Article 3, as applicable, and shall again become payable to such Participant in accordance with the provisions of the Plan. In re-computing a Participant’s benefit, the Company shall reduce the value of the benefit calculated under Article 3 by the Actuarial Equivalent of the benefit that the Participant previously received from the Plan.

     3.7. ERP Participants.

            Anything in the Plan to the contrary notwithstanding, the benefit payable under the Plan to an ERP Participant shall be determined in accordance with Appendix A. As of January 1, 2005, this Plan supersedes and replaces the ERP for ERP Participants and, on and after January 1, 2005, no benefits shall be payable to ERP Participants under the ERP.

ARTICLE 4.

EFFECT OF SEPARATION FROM SERVICE

     4.1. Death

            If Separation from Service occurs by reason of the death of the Participant while the Participant is in active service with the Company, such Participant’s Beneficiary shall not be eligible for any retirement benefit under the Plan but shall be entitled to a death benefit equal to three times the Participant’s Base Compensation plus any other death benefits provided through group term life insurance under a welfare plan sponsored by the Company. At the Company’s direction, this death benefit may be paid by directing the proceeds of the corporate owned life insurance held by the Company on the Participant’s life to the Participant or may be paid from the general assets of the Company. Such death benefit shall be paid in a cash lump sum to the Participant’s Beneficiary on the last business day of the second month following the month in which the Participant’s death occurs. If the Participant dies after benefits commence hereunder, his contingent annuitant, if any, will only be entitled to the survivor annuity payable pursuant to Section 3.4 or 3.5.

     4.2. Disability

            A Participant who is Disabled and receiving payments under the Company’s Long-Term Disability Plan shall be deemed to incur a Separation from Service on the last day of the 29th month following the first day of the month in which the Participant is absent due to becoming Disabled unless the Participant has ceased to be Disabled prior to such date. Such Participant shall continue to accrue periods of Benefit Service under the Plan until the Participant incurs a Separation from Service with the Company, notwithstanding that the Participant continues to accrue additional benefits under the Retirement Plan following such Separation from Service. The benefits, if any, payable under the Plan as of the date of such Separation from Service shall be determined in the manner otherwise contemplated by the terms of Article 3 and Section 4.3 of the Plan.

     4.3. Without Cause or for Good Reason

            If a Participant has attained 10 years of Benefit Service and has a Separation from Service by the Company without Cause or has a Separation from Service as a result of the Participant resigning his employment for Good Reason, the Participant shall be eligible for the following benefits under the Plan:

            (a) If a Participant is 55 years of age or older on the date of the Participant’s Separation from Service, the Participant shall receive a benefit as described in Section 3.2 or 3.3, as applicable, commencing as of the first day of the first month coincident with or next following the date of such Separation from Service; provided, however, that a Participant shall be eligible to elect an optional form of benefit in accordance with Section 3.5, and if no optional form is so elected, the benefit shall be payable in the default form contemplated by Section 3.4.

            (b) If a Participant is less than 55 years of age on the date of his Separation from Service, he shall receive a lump-sum payment equal to an amount which represents the actuarial equivalent determined as of the Participant’s date of Separation from Service (based on the Participant’s Benefit Service as of the date of Separation from Service) of the single life annuity that would have been payable to the Participant at age 55 under the Plan. Such amount shall be calculated in accordance with uniform methodology adopted by the Committee and shall be paid to the Participant on the last business day of the second month following the month in which occurs the Participant’s Separation from Service.

            (c) Except as provided in Section 4.4 or 4.5 below, if a Participant has not completed 10 years of Benefit Service at the time of his Separation from Service without Cause or for Good Reason, such Participant shall not be eligible to receive any benefits under the Plan.

     4.4. Termination of the Plan

            If the Plan is terminated by the Board (or any successor thereto) pursuant to Section 5.12, each Participant shall be deemed vested in his retirement benefit and shall be eligible to receive payment of his retirement benefit in accordance with the terms of the Plan; provided, however, that such benefit shall be computed based on the Participant’s Final Base Compensation and years of Benefit Service on the date of termination of the Plan; and provided, further, that if a Participant has less than 10 years of Benefit Service at the time of termination of the Plan, he shall be eligible to receive an annual benefit in the form of a single life annuity equal to 5% of Final Base Compensation for each year of Benefit Service accrued through the date of termination of the Plan and reduced by the sum of the offset amounts set forth in Section 3.1(b) above, which benefit shall be paid in accordance with Section 4.3 based on his age on the date of his Separation from Service.

Notwithstanding the foregoing, if a Participant has less than five years of Benefit Service on the date of termination of the Plan, no benefit shall be payable to him under the Plan.

     4.5. Change of Control

            If a Participant’s Separation from Service is as a result of the Participant being terminated by the Company (or any successor thereto) without Cause or the Participant resigning for Good Reason within three years following the date of the “Change of Control,” then notwithstanding the Participant’s period of Benefit Service, the Participant shall be eligible to receive a retirement benefit based on his Final Base Compensation, and years of Benefit Service accrued through the date of his Separation from Service, which amount shall be payable in accordance with Section 4.3 above. For purposes of this Section 4.5, a Participant with less than 10 years of Benefit Service shall be eligible to receive an annual benefit in the form of a straight life annuity equal to 5% of Final Base Compensation for each year of Benefit Service accrued through the date of Separation from Service reduced by the sum of the offset amounts set forth in Section 3.1(b) above, which benefit shall be paid in accordance with Section 4.3 based on his age at his Separation from Service.

Notwithstanding the foregoing, however, if a Participant has less than five years of Benefit Service on the date of his Separation from Service, no benefit shall be payable to such Participant under the Plan.

     4.6. Without Good Reason Prior to Early Retirement

            If a Participant has a Separation from Service with the Company as a result of the Participant resigning for any reason other than Good Reason and the Participant is not then eligible to receive a retirement benefit in accordance with Article 3, such Participant shall forfeit all benefits under the Plan. The provisions of this Section 4.6 shall not apply in the event the Plan is terminated by the Board or any successor thereto pursuant to the provisions of Section 5.10 or if the Participant’s Separation from Service is described in Section 4.5.

     4.7. For Cause

            Notwithstanding any thing in the Plan to the contrary including, but not limited to, Sections 4.4 and 4.5, if a Participant has a Separation from Service as a result of being terminated by the Company for Cause, such Participant shall forfeit all benefits under the Plan.

     4.8. Compliance with Section 409A

            If, at the time of the Participant’s Separation from Service, the Participant is a Specified Employee, then, solely to the extent necessary for Section 409A Compliance (as defined below), any amounts payable to the Participant under the Plan during the period beginning on the date of the Participant’s Separation from Service and ending on the six-month anniversary of such date shall be delayed and not paid to the Participant until the first business day following such sixth-month anniversary date, at which time such delayed amounts will be paid to the Participant in a cash lump sum (the “Catch-up Amount”). If payment of an amount is delayed as a result of this Section 4.8, such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Participant but for this Section 4.8 to the day prior to the date the Catch-up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs the date of the Participant’s Separation from Service. Such interest shall be paid at the same time that the Catch-up Amount is paid. If a Participant dies on or after the date of the Participant’s Separation from Service and prior to payment of the Catch-up Amount, any amount delayed pursuant to this Section 4.8 shall be paid to the Participant’s joint annuitant (if the benefit form elected by the Participant is a joint annuity) or, if there is no joint annuitant, the Participant’s Beneficiary, as applicable, together with interest, within 30 days following the date of the Participant’s death.

            If any provision of this Plan would, in the reasonable, good faith judgment of the Committee, result or likely result in the imposition on a Participant or any other Person of a penalty tax under Section 409A of the Code, the Committee may modify the terms of the Plan, without the consent of any Participant, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax (“Section 409A Compliance”); provided, however, that any such reformation shall, to the maximum extent the Committee reasonably and in good faith determines to be possible, retain the economic and tax benefits to the affected Participant hereunder while not materially increasing the cost to the Company of providing such benefits to the Participant.

ARTICLE 5.

GENERAL PROVISIONS

     5.1. General Authority. The general supervision of the Plan shall be the responsibility of the Committee, which, in addition to such other powers as it may have as provided herein, shall have the power: (i) to determine eligibility to participate in, and the amount of benefit to be provided to any Participant under, the Plan; (ii) to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan; (iii) to determine all questions arising in connection with the Plan, to interpret and construe the Plan, to resolve ambiguities, inconsistencies or omissions in the text of the Plan, to correct any defects in the text of the Plan and to take such other action as may be necessary or advisable for the orderly administration of the Plan; (iv) to make any and all legal and factual determinations in connection with the administration and implementation of the Plan; and (v) to employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Plan. All such actions of the Committee shall be conclusive and binding upon all persons. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company with respect to the Plan. If any member of the Committee is a Participant, such member shall not resolve, or participate in the resolution of, any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit to him under the Plan.

     5.2. Delegation. The Committee shall have the power to delegate to any person or persons, including but not limited to the Employee Benefits Plan Committee, the authority to carry out such administrative duties, powers and authority relative to the administration of the Plan as the Committee may from time to time determine; provided, however that the Committee shall retain administrative authority to determine eligibility and benefits hereunder with respect to an Executive Officer. Any action taken by any person or persons to whom the Committee makes such a delegation shall, for all purposes of the Plan, have the same force and effect as if undertaken directly by the Committee.

     5.3. Actions; Indemnification. The members of the Committee, the members of any other committee and any officer or employee of the Company or an Affiliate to whom responsibilities are delegated by the Committee shall not be liable for any actions or failure to act hereunder. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Committee (and each member thereof), the members of any other committee employed by the Company or an Affiliate and any officer or employee of the Company or an Affiliate to whom responsibilities are delegated by the Committee from and against any liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) incurred by or asserted against it or him by reason of its or his duties performed in connection with the operation or administration of the Plan.

     5.4. Claims Procedure.

            (a) Initial Claims. All claims for benefits under the Plan shall be submitted in writing to the Senior Vice President of Compensation and Benefits or such individual’s delegate (the “Claims Reviewer”) who shall review and consider the merits of the claim. Written notice of the Claims Reviewer's decision regarding the application for benefits shall be furnished to the claimant within ninety days after receipt of the claim; provided, however, that, if special circumstances require an extension of time for processing the claim, an additional ninety days from the end of the initial period shall be allowed for processing the claim, in which event the claimant shall be furnished with a written notice of the extension prior to the termination of the initial ninety-day period indicating the special circumstances requiring an extension and the date by which it is anticipated that a decision will be made. Any written notice denying a claim shall set forth the reasons for the denial, including specific reference to pertinent provisions of the Plan on which the denial is based, a description of any additional information necessary to perfect the claim and information regarding review of the claim and its denial, including a statement that the claimant may bring a civil action under Section 502(c) of ERISA if the claim is denied on appeal.

            (b) Appeals of Decisions. A claimant may review all relevant documents and may request a review by the Committee in the case of an appeal with respect to an Executive Officer and by the Employee Benefit Plans Committee in the case of any other appeal (the “Final Reviewer”) of a decision denying the claim. Such a request shall be made in writing and filed with the Final Reviewer within sixty days after delivery to the claimant of written notice of the decision of the Claims Reviewer. Such written request for review shall contain all additional information that the claimant wishes the Final Reviewer to consider. The Final Reviewer may hold a hearing or conduct an independent investigation, and the decision on review shall be made as soon as possible after the Final Reviewer’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant within sixty days after receipt by the Final Reviewer of a request for review, unless special circumstances require an extension of time for processing, in which event an additional sixty days shall be allowed for review. If such an extension of time for processing is required because of special circumstances, written notice of the extension shall be furnished prior to the commencement of the extension describing the reasons an extension is needed and the date when it is anticipated that the determination will be made. Written notice of the decision on review shall include specific reasons for the decision, including the relevant information described in Section 5.3(a) with respect to the initial denial and a statement that the claimant may review, upon request, copies of all documents relevant to the claimant’s claim.

            (c) Finality. For all purposes under the Plan, such decision by the Claims Reviewer on claims (where no review is requested) and such decision by the Committee on review (where review is requested) shall be final, conclusive and binding on all interested persons as to participation and benefits eligibility, the amount of benefits and any other matter of fact or interpretation relating to the Plan.

     5.5. Arbitration

            If a Participant has exhausted his remedies with respect to a claim for benefits under Section 5.4, such Participant may seek review of the Committee’s determinations with respect thereto through binding arbitration in New York City, New York, in accordance with the rules and constitution of the American Arbitration Association. Notwithstanding the foregoing, any final determination of the Committee pursuant to Section 5.4 shall be binding unless the arbitrator determines that such determination was arbitrary and capricious. Judgment upon any such arbitration award may be entered in a court of competent jurisdiction in New York City, New York, and the Participant submits to the jurisdiction of such court. In the event a Participant’s claim hereunder, in whole or in part, depends on the computation of a benefit under another plan pursuant to Section 3.1(b), the determination of the benefits under such other plan shall be subject to arbitration in accordance with this Section 5.5.

            A claimant wishing to seek review of an adverse benefit determination under the Plan, whether in whole or in part, must seek review under this Section 5.5 within one year of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 5.4 or lose any rights to seek such relief. If any such arbitration proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. Notwithstanding anything in the Plan to the contrary, a claimant must exhaust all administrative remedies available to such claimant under the Plan before such claimant may seek review through binding arbitration.

     5.6. Funding

            (a) All amounts payable in accordance with the Plan shall constitute general unsecured obligations of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company unless the provisions of Section 5.6(b) below are applicable.

            (b) The Board may, for administrative reasons, establish a grantor trust to fund benefits payable under the Plan and/or administrative costs relating to the Plan. The assets of said trust will be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

                  (i) the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of ERISA;

                  (ii) the Company shall be treated as the “grantor” of said trust for purposes of Sections 671 and 677 of the Code; and

                  (iii) said trust agreement shall provide that the trust fund assets may be used to satisfy claims of the Company’s general creditors, provided that the rights of such general creditors are enforceable under federal law

     5.7. Conditions of Employment Not Affected by the Plan

            Nothing contained in this Plan shall be construed as a contract of employment; nor shall the Plan or its establishment confer any legal rights upon any employee or other Person for a continuation of employment with the Company, nor interfere with the rights of the Company to discharge any employee and to treat him without regard to the effect which that treatment might have upon him as a Participant or potential Participant of the Plan. The terms of the Plan shall govern all benefits payable under the Plan and shall supersede any contractual obligations the Company may have with respect to the payment of benefits under this Plan.

     5.8. Facility of Payment

            If the Committee shall find that any Person to whom any amount is payable under the Plan is found by a court of competent jurisdiction unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due him or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to his Spouse, a child, a relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan therefor.

     5.9. Withholding Taxes

            The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

     5.10. Nonalienation

            Subject to applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participants.

     5.11. Construction

            (a) The Plan is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and therefore exempt from the requirements or Sections 201, 301 and 401 of ERISA. All rights hereunder shall be governed by and construed in accordance with the laws of the State of New York.

            (b) The masculine pronoun shall mean the feminine wherever appropriate.

     5.12. Amendment or Termination

            The Board may amend, modify or terminate the Plan at any time. No such amendment shall diminish the rights of any Participant with respect to benefits due him under the terms of the Plan at the time of its modification amendment or termination or accelerate the time of payment of any benefit hereunder, except that the Board may, without the consent of any Participant, update from time to time the actuarial assumptions and method applicable to the determination of optional forms. Notwithstanding the foregoing, any amendment to the Plan which (i) is necessary or advisable to effect changes approved by the Board, (ii) makes changes required by applicable law, (iii) adopts technical or clarifying amendments or (iv) does not in any significant respect increase benefits or cost to the Company may be made by the Employee Benefit Plans Committee.

APPENDIX A

ERP PARTICIPANTS

Part 1.	On and after January 1, 2005, ERP Participants shall include only the individuals listed in Part 3.

Part 2.

Anything in the Plan to the contrary notwithstanding, the benefit of an ERP Participant under the Plan shall be the greater of the single life annuity provided to the ERP Participant under the formula [A + B] or the formula [C + B], where:

“A”	equals the immediate single life annuity payable under Section 3.1 of the Plan;

“B”	equals the immediate single life annuity payable in respect of the PLIP, as determined in accordance with Part 3 of this Appendix A; and

“C”	equals 40% of the difference (not less than zero) that results from subtracting the ERP Participant’s Final Base Compensation as calculated on January 1, 1995 from the ERP Participant’s Final Base Compensation, as calculated on the date of the ERP Participant’s Separation from Service reduced by the early retirement factor described in Part 3 of this Appendix A based on the Participant’s age at Separation from Service.

Part 3.	For purposes of Clause B of Part 2 of this Appendix A, the single life annuity payable in respect of the PLIP was determined in accordance with the terms of the PLIP in effect on January 1, 2005. Such benefit shall be equal to:

	Name: Joseph M. Leone
	PLIP Annuity at Age 65:	$131,792
	1995 Final Base Pay:	$178,000

	Name: Lawrence A. Marsiello
	PLIP Annuity at Age 65:	$153,606
	1995 Final Base Pay:	$230,000

	Name: Thomas L. Abbate
	PLIP Annuity at Age 65:	$60,496
	1995 Final Base Pay:	$185,000

	In the event an ERP Participant’s Separation from Service occurs before he attains age 60, the benefit described above shall be reduced by one half of 1% for each month, if any, by which commencement of the retirement benefit precedes the first day of the month following the month in which his 60th birthday occurs.

Although the amount of the PLIP annuity shall be governed by the terms of the PLIP, the payment options and the payment terms available under the PLIP shall be governed by the terms of the Plan (and not the PLIP).

Part 4.

The benefit payable under this Appendix A shall be in lieu of any other retirement benefit payable under the Plan. The benefit under this Appendix A shall otherwise be payable in accordance with the provisions of the Plan.

IN WITNESS WHEREOF, I, _________________, a member of the Employee Benefit Plans Committee of the CIT Group Inc., do hereby certify that the attached Plan, as amended and restated as of January 1, 2008, has been adopted by unanimous written consent of the members of the Employee Benefit Plans Committee on the ____ day of May, 2008. This amendment and restatement of the Plan has been executed the ____ day of May, 2008.

By: __________________________